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                                                                   EXHIBIT 9(c)

                    [LETTERHEAD OF SULLIVAN & CROMWELL LLP

125 Broad Street New York, NY 10004-2498

TELEPHONE: 1-212-558-4000

FACSIMILE: 1-212-558-3588
WWW.SULLCROM.COM

                                                             September 26, 2005

National Union Fire Insurance Company of Pittsburgh, Pa.,
70 Pine Street, Fifth Floor,
New York, NY 10270.

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act") of the guarantees (the "Guarantees") of National Union Fire Insurance Company of Pittsburgh, Pa. (the "Guarantor") relating to the insurance obligations of AIG Life Insurance Company (the "Company") under variable annuity and variable life insurance products issued by separate accounts (the "Variable Products"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of New York law, as we have considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to a Guarantee and the related Variable Product (the "Registration Statement") has become effective under the 1933 Act and the 1940 Act and the related Variable Product is duly issued and paid for in the manner contemplated by the Registration Statement so as to be a valid and legally binding obligation of the Company, the Guarantee of such Variable Product will constitute a valid and legally binding obligation of the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          For the purposes of the foregoing opinion, we have assumed that each Guarantee has been duly authorized, executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor under the laws of the Commonwealth of Pennsylvania.

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National Union Fire Insurance Company of
Pittsburgh, Pa.                                                              -2-

          The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Pennsylvania law, we have relied upon the opinion, dated the date hereof and attached to this opinion, of Saul Ewing LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Saul Ewing LLP.

          We have relied as to certain matters on information obtained from public officials, officers of the Guarantor and the Company and other sources believed by us to be responsible.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell LLP